UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2014

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-15324 (Commission File Number)	52-1402131 (IRS Employer Identification No.)

4470 Cox Road

Glen Allen, Virginia 23060

(Address of principal executive offices, including zip code)

(804) 527-1970

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2014 (the “Separation Date”), Star Scientific, Inc. (the “Company”) entered into a Separation and Consulting Agreement with Paul L. Perito, the Company’s Vice President and Senior Counsel, Legal and Regulatory Affairs, in connection with the mutual termination of Mr. Perito’s employment with the Company effective as of the Separation Date. Mr. Perito served the Company for approximately 16 years in various capacities, including as President, Chairman, and Chief Operating Officer of the Company. In December 2013, Mr. Perito voluntarily resigned from these positions in connection with the Company’s previously announced business transition, at which time he continued to be employed under his Third Amended and Restated Executive Employment Agreement (the “Executive Employment Agreement”) as the Company’s Vice President and Senior Counsel for Legal and Regulatory Affairs.

Under the Separation and Consulting Agreement (the “Agreement”), the Company and Mr. Perito mutually agreed to terminate, as of the Separation Date, the Executive Employment Agreement between Mr. Perito and the Company, and in consideration of such termination and a release of any and all employment-related claims by Mr. Perito, Mr. Perito will be entitled to severance compensation from the Company in the aggregate amount of $2,500,000, net of the cost of the continuation of Mr. Perito’s medical insurance through July 31, 2014 (the “Severance Compensation”). The Severance Compensation is payable in eight equal quarterly installments, and the initial quarterly installment payment is payable in cash (net of the cost of the continuation of Mr. Perito’s medical insurance through July 31, 2014) within five business days after the Separation Date. The remaining quarterly installments of Severance Compensation are payable, at the option of the Company, in cash or shares of Company common stock on the last day of each calendar quarter beginning with June 30, 2014. If paid in shares of Company common stock, the number of shares to be granted to Mr. Perito will be based on the closing price of the Company’s common stock on the first trading day immediately preceding the grant date. Shares issued as Severance Compensation will be issued pursuant to the Company’s 2008 Incentive Award Plan as vested unrestricted shares, unless the shares are ineligible for issuance under such plan at the time of issuance, in which case the Company may issue restricted shares to Mr. Perito with certain limitations. In the event of a Change of Control (as defined in the Agreement) of the Company prior to the payment in full of the Severance Compensation, all remaining Severance Compensation installments will become immediately due and payable on the 10th business day following a Change of Control.

The Agreement imposes certain confidentiality restrictions on Mr. Perito and provides that the non-solicitation and non-competition provisions in his Executive Employment Agreement will remain in effect. The Agreement also provides that all outstanding stock options held by Mr. Perito with respect to securities of the Company granted to Mr. Perito on or prior to the Separation Date will vest as of the Separation Date to the extent not previously vested. The exercise period of the stock options held by Mr. Perito was previously extended through the originally scheduled expiration date of such options pursuant to an Amendment to Stock Option Award Agreement, dated December 26, 2013, between the Company and Mr. Perito.

Under the Agreement, Mr. Perito will continue to provide consulting services to the Company through December 31, 2014 (subject to extension by the Company with certain limitations). Such consulting services, which will relate to the Company’s legal, regulatory, and litigation matters, will not exceed 10 hours per month during the period through December 31, 2014, and consulting services in excess of 10 hours per month or provided after December 31, 2014, will be invoiced to the Company at a rate equal to $300 per hour. In consideration of such consulting services, the Company will pay the cost of the continuation of Mr. Perito’s medical insurance through July 31, 2014.

The foregoing description of the Separation and Consulting Agreement is qualified in its entirety by reference to the full text of the Separation and Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	The following exhibit is filed herewith:

Exhibit
Number	Description

10.1	Separation and Consulting Agreement, dated May 19, 2014, between Star Scientific, Inc. and Paul L. Perito.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan Chairman of the Board, President and Chief Executive Officer

Date: May 23, 2014

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Separation and Consulting Agreement, dated May 19, 2014, between Star Scientific, Inc. and Paul L. Perito.